Exhibit 5



DAY, BERRY & HOWARD LLP                             CityPlace I
                                                    Hartford
                                                    Connecticut 06103-3499
                                                    Telephone (860) 275-0100
COUNSELLORS AT LAW                                  Facsimile (860) 275-0343
HARTFORD, STAMFORD AND BOSTON                       Internet   www.dbh.com



                                                             May 8, 1998


New England Community Bancorp, Inc.
176 Broad Street
P.O. Box 130
Windsor, Connecticut 06095

Re:      Registration Statement on Form S-4
         Registration No. 333-50213

Dear Ladies and Gentlemen:

         We have acted as counsel to New England Community Bancorp, Inc. ("NECB"), a Delaware corporation with its principal office in Windsor, Connecticut, in connection with the proposed merger (the "Merger") whereby NECB will acquire all of the outstanding shares of common stock, par value $1.00 per share, of Olde Port Bank & Trust Company ("Olde Port"), a New Hampshire state chartered bank and trust company, pursuant to a Plan and Agreement of Merger, dated as of February 10, 1998, by and between NECB and Olde Port (the "Merger Agreement").

         In rendering our opinion, we have reviewed: (i) the Certificate of Incorporation of NECB, as amended to date, (ii) the Bylaws of NECB, as amended to date, (iii) the Merger Agreement, (iv) resolutions of the Board of Directors of NECB, (v) the Registration Statement on Form S-4 of NECB (the "Registration Statement") relating to 700,000 shares of common stock of NECB, par value $.10 per share (the "NECB Common Stock"), to be issued in connection with the Merger and (vi) such other documents and instruments, and have made such examination of law,



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Day, Berry & Howard LLP
New England Community Bancorp, Inc.
May 8, 1998
Page 2

as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of NECB. The opinions set forth herein are based on the corporation laws of the State of Delaware, and no opinion is expressed as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that upon consummation of the Merger as contemplated in the Merger Agreement, the shares of NECB Common Stock that will be issued to the shareholders of Olde Port will be duly and validly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy Statement-Prospectus contained therein. In giving this consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,


                                                 /s/ DAY, BERRY & HOWARD LLP
                                                 ---------------------------
                                                     DAY, BERRY & HOWARD LLP

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